Exhibit 99.1

Contact:	Todd Wood Biopure Corporation (617) 234-6576 IR@biopure.com	Herb Lanzet (Investors) H.L. Lanzet Inc. (212) 888-4570 lanzet@aol.com
FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES 2007 THIRD QUARTER FINANCIAL RESULTS
CAMBRIDGE, Mass., August 23, 2007 — Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the third fiscal quarter ended July 31, 2007. For the quarter, the company reported a net loss of $6.4 million, or $0.08 per common share, compared with a net loss of $6.6 million, or $0.16 per common share, for the corresponding period in 2006. Class A common shares outstanding on July 31, 2007 and 2006 were 77,960,126 and 41,789,370, respectively.
Revenues
Total revenues for the third quarter of 2007 were $550,000, including $470,000 from sales of the company’s veterinary product Oxyglobin® and $58,000 from sales of Hemopure® in South Africa. Total revenues for the same period in 2006 were $396,000, including $312,000 from Oxyglobin sales and $1,000 from sales of Hemopure®. The increase in Hemopure sales reflects the company’s marketing efforts and increasing use of the product. Oxyglobin revenues increased during the third fiscal quarter of 2007 compared to 2006 due to a higher average selling price for product sold in the U.S.
Cost of revenues was $3.1 million for the third quarter of fiscal 2007, compared to $2.9 million for the same period in 2006. Cost of revenues includes costs of both Oxyglobin and Hemopure. The increase is mainly due to higher salaries expense and plant costs.
Expenses
Research and development expenses were $1.6 million for the third quarter of fiscal 2007 compared to $1.8 million during the same period in 2006. Expenses during the third fiscal quarter of 2006 include costs related to the marketing authorization application the company submitted to the United Kingdom regulatory authority in 2006, for which there are no comparable expenses in 2007. Partially offsetting the decline in these costs was higher salaries expense due to increased headcount.
Sales and marketing expenses increased to $341,000 for the third quarter of fiscal 2007, from $197,000 for the same period in 2006, due to strategic planning activities for Hemopure in the U.K. and to increased personnel in South Africa.
General and administrative expenses were $2.1 million for the third quarter of fiscal 2007 compared to $2.2 million for the corresponding period in 2006 due to lower insurance premiums.
Financial Condition
At July 31, 2007, Biopure had $6.3 million in cash on hand.
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Recent Developments
Marketing
The increase in Hemopure sales in South Africa, while not financially significant, reflects company-led marketing and gradually increasing use of the product. Hemopure has been ordered by members of every private hospital group in South Africa at a price based on current exchange rates of approximately $830 per unit. Twenty-two public hospitals stock donated product, and the South African army is a customer. Most of the sales are to private hospitals; sales to the government are at a lower price than sales to private hospitals. Selling activities continue to promote use in surgery when suitable blood is not readily available, medically is not an option or is unacceptable and blood avoidance is requested. The South Africa marketing experience continues to give the company important commercial, clinical and marketing experience.
Compassionate Use
The company recently submitted a draft clinical study protocol to the FDA for compassionate use of Hemopure in the United States for the treatment of life-threatening or potentially life threatening anemia where red blood cell transfusion is not an option. As mentioned previously in a letter to shareholders, this is a first step in attempting to formalize the compassionate use of Hemopure without requiring the filing of an IND for each new case. To date, the FDA has approved all requests for compassionate use and granted 20 single-patient INDs to Biopure for the treatment of individual patients with life-threatening anemia when red blood cell transfusion was not an option. Thirteen patients have been treated for acute anemia resulting from blood loss or chemotherapy treatment.
U.S. Navy Program.
Following recommendations by the FDA Blood Products Advisory Committee (BPAC) meeting held in December 2006, the Navy Medical Research Center (NMRC) with support from Biopure submitted last month a new RESUS (Restore Effective Survival in Shock) study protocol for a Phase 2 out-of-hospital trauma study of Biopure’s oxygen therapeutic Hemopure. In a recent letter to the NMRC, the FDA has kept the revised study protocol for RESUS on clinical hold. Biopure is still evaluating the letter and anticipates having further discussions with the NMRC and the FDA in the near future on this subject.
Ongoing Trials
Based on pre-clinical studies, the company believes that Hemopure can help improve tissue oxygenation, organ function and/or wound healing by transporting oxygen through constricted or partially blocked arteries and improving collateral circulation to oxygen-deprived tissues. A 60-patient clinical trial in patients undergoing multi-vessel coronary artery bypass graft (CABG) surgery continues to enroll patients in South Africa, Greece and the U.K. and has enrolled 33 patients. The objective of this trial is to assess the safety and feasibility of Hemopure in reducing heart damage, as measured by cardiac enzyme elevation, and enhancing tissue preservation during CABG surgery. In the Netherlands an 8 patient phase 2 safety and feasibility study in patients with multi-vessel coronary artery disease who are undergoing percutaneous coronary intervention (PCI), also continues to enroll patients. This trial is testing the hypothesis that Hemopure may improve oxygenation and heart function during times of coronary artery blockage.
A revised protocol for the company’s HEM-0125 50-patient Phase 2 trauma trial in South Africa has been approved by the University of the Witwatersrand Human Research Ethics Committee. The company
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made the revisions in an attempt to make enrollment simpler. The revised protocol may be implemented following receipt of regulatory approval from the South Africa Medicines Control Council. This study is designed to assess the safety and tolerability of Hemopure, compared to standard therapy, for the emergency treatment of unstable trauma patients in hospital. The company hopes to see acceleration in the rate of patient enrollment with the revised protocol.
Possible Transaction
As an update to the CEO July 2007 letter to stockholders, the company recently announced certain terms that have been discussed with Malaysian governmental entities and individuals on a nonbinding basis for a possible license joint venture arrangement in Malaysia. Such a transaction might occur if and after the company receives market authorization for Hemopure in the U.K. Matters discussed were possible (a) investment in Biopure common stock, but not more than 20%, and (b) financing for a large-scale manufacturing facility. Many terms were not addressed and would have to be considered if a transaction were to occur.
Biopure Corporation
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure(R) [hemoglobin glutamer — 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. Biopure has applied in the United Kingdom for regulatory approval of a proposed orthopedic surgical anemia indication. The company is developing Hemopure for a potential indication in cardiovascular ischemia, in addition to supporting the U.S. Navy’s government- funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin(R) [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 186,000 units of Oxyglobin, which have been used to treat an estimated 100,000 animals.
Statements in this release that are not strictly historical are forward- looking statements, including those statements regarding the proposed transaction with the Malaysian Ministry of Science and Technology and Innovation and the use of proceeds from such transaction, the submission of a draft study protocol submitted to the FDA for the use of Hemopure in the U.S. in certain life-threatening situations and the likelihood of FDA approval of the protocol, the possibility that the Navy’s proposed RESUS clinical trial will be allowed to proceed, our plans to address the FDA’s letter to the NMRC and future discussions with the NMRC, continued enrollment of our clinical trials, the timing and likelihood of protocol approval by the South Africa Medicines Control Council or any statements that might imply that Hemopure may receive marketing approval in additional jurisdictions or for additional indications. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in or unpredictable outcomes of clinical trials, and the factors identified under the heading “Risk Factors” in the company’s quarterly report on Form 10-Q filed on June 14, 2007, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.
The content of this release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred.
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BIOPURE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31		July 31
	2007	2006	2007	2006

Total revenues	$550	$396	$1,763	$1,284
Cost of revenues	3,089	2,939	9,026	9,351

Gross loss	(2,539)	(2,543)	(7,263)	(8,067)
Operating expenses:
Research and development	1,618	1,772	5,397	5,112
Sales and marketing	341	197	1,099	524
General and administrative	2,107	2,239	6,365	6,826

Total operating expenses	4,066	4,208	12,861	12,462

Loss from operations	(6,605)	(6,751)	(20,124)	(20,529)
Other income, net	157	127	528	356

Net loss	$(6,448)	$(6,624)	$(19,596)	$(20,173)

Basic and diluted net loss per common share	$(0.08)	$(0.16)	$(0.27)	$(0.55)

Weighted-average common shares outstanding	77,956	41,616	73,466	36,695

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31, 2007	October 31, 2006
Assets
Total current assets	$10,377	$10,852
Net property and equipment	19,924	22,175
Other assets	763	805

Total assets	$31,064	$33,832

Liabilities and stockholders’ equity
Total current liabilities	$3,602	$4,216
Deferred revenue, net of current portion	1,115	987
Restructuring costs, net of current portion	—	46
Other long term liabilities	41	41

Total liabilities	4,758	5,290

Total stockholders’ equity	26,306	28,542

Total liabilities and stockholders’ equity	$31,064	$33,832